FOR IMMEDIATE RELEASE

COMMUNITY WEST BANCSHARES ANNOUNCES RETIREMENT OF
BOARD MEMBER SUZANNE M. CHADWICK

FRESNO, CALIFORNIA – January 26, 2026 – The Board of Directors (“Board”) of Community West Bancshares (“Company”) (NASDAQ: CWBC), the parent company of Community West Bank (“Bank”), announced today that Suzanne M. Chadwick has elected to retire from the Boards of Directors of the Company and the Bank, effective March 31, 2026.

Ms. Chadwick joined the Community West Bancshares and Community West Bank Boards of Directors on April 1, 2024, following the completion of the Company’s transformative merger. She previously served as a director of the acquired institution beginning in August 2020. Her contributions during the merger integration were instrumental as the newly combined Company expanded its footprint by adding seven Banking Centers and welcoming team members across California’s Central Coast, a region with which she brought familiarity and perceptiveness. Throughout the transition, she provided valuable guidance, always with a commitment to the welfare of employees, clients, and the communities the Bank serves.

Ms. Chadwick has been an active and engaged member of the Bank’s Asset/Liability, Technology, and Retirement Committees, where her collaborative insights have been greatly appreciated. A former banker with more than 40 years of experience, she brought strong financial services and relationship-management expertise, extensive knowledge of the Central Coast region, and a genuine focus on the benefits of community banking.

“Sue’s unwavering commitment to community, her relationship-driven approach, her business insight, and her leadership have been deeply valued by our entire Board,” said Daniel J. Doyle, Chairman of the Board. “Her collaborative spirit, attention to detail, and financial acumen contributed significantly to the Board’s work. We sincerely thank Sue for the time and care she brought to every aspect of her Board service.”

Ms. Chadwick worked for Santa Barbara Bank & Trust for over 20 years as Senior Vice President and Private Client Relationship Manager, and was responsible for the bank’s expansion into Ventura County. She began her banking career at Bank of A. Levy, and is a graduate of Pacific Coast Banking School. A former Regent of California Lutheran University, she continues her long-standing involvement as a member of the Center for Nonprofit Leadership, the School of Management, and KCLU Advisory Boards, on which she has been active since 1995. Over the course of her extensive banking career, she cultivated strong business and private-client relationships and an understanding of the unique dynamics of coastal banking communities.

“Sue’s service to our Board reflected caring leadership, client-centric decisioning, and a deep commitment to community banking,” said James J. Kim, CEO of the Company and President and CEO of the Bank. “Her guidance, relationship-focused perspective, and considerate nature strengthened our Board and Company. We wish her health, success, and happiness as she returns to her home state of Michigan.”

About Community West Bank and Bancshares
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities

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by exceeding expectations at every opportunity, and opened its first Banking Center on
January 10, 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking, and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and CEO of the Bank), Martin E. Plourd (President of the Company), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Andriana D. Majarian, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp, and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.communitywestbank.com.

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MEDIA CONTACT:
Debbie Nalchajian-Cohen
559-222-1322